                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     sec. 240.14a-11(c) or sec. 240.14a-12

                            MEADE INSTRUMENTS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                      N/A
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                                      N/A
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                      N/A
          ----------------------------------------------------------------------

     (5)  Total fee paid:

                                      N/A
          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

                                      N/A
          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

                                      N/A
          ----------------------------------------------------------------------

     (3)  Filing Party:

                                      N/A
          ----------------------------------------------------------------------

     (4)  Date Filed:

                                      N/A
          ----------------------------------------------------------------------

                            MEADE INSTRUMENTS CORP.

                                                                    July 2, 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Meade Instruments Corp. ("Meade" or the "Company") to be held on Thursday, July 31, 1997. We sincerely hope that you will be able to attend the meeting which will be held at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614, beginning at 9:30 a.m., local time.

     At this meeting you are being asked to elect a Board of Directors for the ensuing year. John C. Diebel, Steven G. Murdock, Joseph A. Gordon, Jr., Timothy
C. McQuay and Harry L. Casari are the nominees for re-election to the Board of Directors to serve until their terms expire at the 1998 Annual Meeting of Stockholders.

     The members of the Board of Directors and management look forward to personally greeting as many stockholders as possible at the Annual Meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

     Although you presently may plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

                                          Sincerely,

                                          SIGNATURE
                                          John C. Diebel
                                          Chairman of the Board and
                                          Chief Executive Officer

                            MEADE INSTRUMENTS CORP.
                             16542 MILLIKAN AVENUE
                            IRVINE, CALIFORNIA 92606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 31, 1997

     The Annual Meeting of Stockholders of Meade Instruments Corp., a Delaware corporation ("Meade" or the "Company"), will be held at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614, beginning at 9:30 a.m., local time., on Thursday, July 31, 1997, for the following purposes:

          (1) To elect a Board of Directors to hold office for a one-year term or until their successors are elected and qualified;

          (2) To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

     Shares represented by properly executed proxies will be voted in accordance with the specifications therein. It is the intention of the Board of Directors that shares represented by proxies, which are not limited to the contrary, will be voted for the election of the directors named in the attached Proxy Statement.

     The Board of Directors has fixed the close of business on June 23, 1997 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, at 16542 Millikan Avenue, Irvine, California 92606, during the ten-day period preceding the Annual Meeting.

                                          By Order of the Board of Directors

                                          SIGNATURE
                                          Brent W. Christensen
                                          Vice President -- Finance and
                                          Chief Financial Officer

Irvine, California
July 2, 1997

                             YOUR VOTE IS IMPORTANT

     NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

                            MEADE INSTRUMENTS CORP.
                             16542 MILLIKAN AVENUE
                            IRVINE, CALIFORNIA 92606

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Meade Instruments Corp. ("Meade" or the "Company") for use at the Company's Annual Meeting of Stockholders to be held on Thursday, July 31, 1997, at 9:30 a.m. local time, at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about July 2, 1997.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     On June 23, 1997, the record date with respect to this solicitation for determining stockholders entitled to notice of and to vote at the Annual Meeting, 7,875,500 shares of the Company's Common Stock were outstanding. No shares of any other class of stock were outstanding. Only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment thereof.

     All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company, at 16542 Millikan Avenue, Irvine, California 92606, the principal executive office of the Company, a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder's right to vote in person should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as election inspector for the meeting. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     The election inspector will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of that number of directors as may be determined by the Board of Directors. The full Board of Directors consists of five directors. At the 1997 Annual Meeting of Stockholders, five directors are to be elected for a term of one year or until election and qualification of their successors.

     The accompanying proxies solicited by the Board of Directors will be voted for the election of the nominees named below, unless the proxy card is marked to withhold authority to vote for any nominee. The nominees are presently members of the Company's Board of Directors and were previously elected to their present terms of office by the stockholders of the Company.

     The nominees for election are:

                                 John C. Diebel
                               Steven G. Murdock
                             Joseph A. Gordon, Jr.
                               Timothy C. McQuay
                                Harry L. Casari

     If any of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

DIRECTOR NOMINEES

     The following table provides information regarding the nominees for election as directors of the Company. The ages shown are as of June 23, 1997.

                                             BUSINESS EXPERIENCE                    DIRECTOR
        NAME AND AGE                          AND DIRECTORSHIPS                       SINCE
----------------------------  --------------------------------------------------  -------------
John C. Diebel(53)..........  Chairman of the Board and Chief Executive Officer     1975-1986
                              of the Company. Mr. Diebel founded the Company in   1991-present
                              1972. He has been the Chairman of the Board and
                              Chief Executive Officer of the Company for the
                              majority of the time since December 1975. Prior to
                              founding the Company, Mr. Diebel worked as an
                              engineer for TRW Inc. and Hughes Aircraft Co. Mr.
                              Diebel graduated from the California Institute of
                              Technology with BS and MS degrees in electrical
                              engineering and received his Ph.D. degree in
                              electrical engineering from the University of
                              Southern California.
Steven G. Murdock(45).......  Steven G. Murdock has been the Company's President      1996
                              and Chief Operating Officer since October 1990.
                              From May 1980 to October 1990, Mr. Murdock was the
                              Company's Vice President of Optics. From November
                              1968 to May 1980, Mr. Murdock worked as the
                              optical manager for Coulter Optical, Inc., an
                              optics manufacturer. Mr. Murdock received his BS
                              degree in business administration from California
                              State University at Northridge.
Joseph A. Gordon, Jr.(47)...  Joseph A. Gordon, Jr. has been the Company's            1996
                              Senior Vice President of North American Sales
                              since June 1995. From December 1984 to June 1995,
                              he worked as the Company's Vice President of North
                              American Sales. From January 1981 to December
                              1984, Mr. Gordon was the Vice President of Sales
                              at Celestron. Mr. Gordon graduated from the
                              University of Cincinnati with a BS degree in
                              marketing.

                                             BUSINESS EXPERIENCE                    DIRECTOR
        NAME AND AGE                          AND DIRECTORSHIPS                       SINCE
----------------------------  --------------------------------------------------  -------------
Timothy C. McQuay(45).......  Timothy C. McQuay has been a partner with Crowell,      1997
                              Weedon & Co. since May 1995, and has served as
                              Managing Director -- Corporate Finance since
                              October 1994. From May 1993 to October 1994, Mr.
                              McQuay served as Vice President, Corporate
                              Development with Kerr Group, Inc., a New York
                              Stock Exchange listed plastics manufacturing
                              company. From May 1990 to May 1993, Mr. McQuay
                              served as Managing Director -- Merchant Banking
                              with Union Bank. He is a director of Keystone
                              Automotive Industries, Inc. Mr. McQuay received
                              his BA degree in economics from Princeton
                              University and his MBA degree in finance from the
                              University of California at Los Angeles.
Harry L. Casari(60).........  Harry L. Casari is a Certified Public Accountant        1997
                              and private investor. Mr. Casari worked at Ernst &
                              Young, LLP from 1969 until 1994 when he retired as
                              Partner. He is a director of Cohu, Inc. and Mail
                              Boxes, Etc. Mr. Casari received his BS degree in
                              business administration from the University of
                              Denver.

DIRECTORS' FEES

     Directors who also are employees of the Company are reimbursed for expenses incurred in attending meetings of the Board of Directors but do not otherwise receive compensation for serving as directors of the Company. Each director who is not an employee of the Company is entitled to receive (i) an annual fee of $5,000 for his services as a director, (ii) a fee of $750 for each Board and Committee meeting attended and (iii) reimbursement for his expenses incurred in attending Board and Committee meetings. In addition, each director who is not an employee of the Company is entitled to receive 5,000 options to purchase the Company's Common Stock upon his initial election to the Board together with an additional grant of 5,000 options on the date of each annual meeting of stockholders preceding a year in which such director will continue in office.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Committees of the Board of Directors consist of an Audit Committee and a Compensation Committee, each of which is comprised solely of outside directors. During the fiscal year ended February 28, 1997, the Board of Directors held one meeting. All directors attended 75% or more of the total meetings of the Board of Directors and Committees of the Board of Directors on which they served.

     Audit Committee. The Audit Committee is comprised of Messrs. McQuay and Casari. The Company did not have a Audit Committee prior to its initial public offering completed on April 14, 1997. Its functions include recommending to the Board of Directors the engagement of the Company's independent accountants, reviewing with such accountants the audit plan and results of their examination of the Financial Statements and determining the independence of such accountants.

     Compensation Committee. The Compensation Committee is comprised of Messrs. McQuay and Casari. The Company did not have a Compensation Committee prior to its initial public offering completed on April 14, 1997. Prior to the completion of the Company's initial public offering, all matters concerning executive officer compensation were addressed by the entire Board of Directors. Its functions include reviewing and making recommendations with respect to compensation of officers and key employees, including the grant of options or other awards under the Company's 1997 Stock Incentive Plan.

REQUIRED VOTE

     In the election of directors, shares present but not voting will be disregarded (except for quorum purposes). No stockholder will be entitled to cumulate votes (i.e., cast for any candidate for election to the Board of Directors, a number of votes greater than the number of the stockholder's shares) unless the names of the candidate or candidates have been placed in nomination prior to the voting and the stockholder has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected and the votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the stockholder may determine. In the event of cumulative voting, the proxy holders intend to distribute the votes represented by the proxies solicited hereby in such proportions as they see fit. If the voting is not conducted by cumulative voting, each share will be entitled to one vote and the holders of a majority of the shares voting at the meeting will be able to elect all of the directors if they choose to do so. In such event, the other stockholders will be unable to elect any director. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. On all other matters, each share is entitled to one vote. Votes cast against a candidate or votes withheld will have no legal effect. Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated on the accompanying proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 23, 1997, for (i) each person who beneficially owns more than 5% of the Common Stock, (ii) each of the directors and Named Executive Officers (as defined in the "Summary of Executive Compensation" Section) and (iii) all directors and executive officers as a group.

                            SECURITY OWNERSHIP TABLE

                                                                  AMOUNT AND
                                                                    NATURE
                                                                 OF BENEFICIAL     PERCENT
                                                                   OWNERSHIP       OF CLASS
                                                                 -------------     --------
    John C. Diebel(1)..........................................    1,275,000         16.2%
    Steven G. Murdock(1)(2)....................................      762,500          9.7%
    Joseph A. Gordon, Jr.(1)...................................      167,500          2.1%
    Brent W. Christensen(1)(3).................................           --           --
    Timothy C. McQuay..........................................           --           --
    Harry L. Casari............................................           --           --
    Meade Instruments Corp. Employee Stock Ownership
      Plan(1)(4)...............................................    1,500,000         19.0%
    All current directors and executive officers as a group (4
      persons)(5)..............................................    2,500,000         31.7%

---------------

(1) The address for all officers of the Company and the Company's Employee Stock Ownership Plan ("ESOP") Committee is c/o Meade Instruments Corp., 16542 Millikan Avenue, Irvine, California 92606.

(2) Does not include 1,500,000 shares held by the ESOP. Mr. Murdock is a member of the ESOP Committee and disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,500,000 shares owned by the ESOP were included, Mr. Murdock would be deemed to beneficially own 2,262,000 shares, or 28.7%. Mr. Murdock is not a participant in the ESOP. See footnote (4) below.

(3) Does not include 1,500,000 shares held by ESOP. Mr. Christensen is a member of the ESOP Committee and, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,500,000 shares owned by the ESOP were included, Mr. Christensen would be deemed to beneficially own 1,500,000 shares, or 19.0%. See footnote (4) below.

(4) Common Stock held by the ESOP is voted by the trustee of the ESOP, Wells Fargo Bank, N.A. (the "Trustee"), as directed by the ESOP Committee, except that participants in the ESOP are entitled to direct the Trustee as to how to vote shares allocated to their ESOP accounts. The ESOP Committee is comprised of Steven G. Murdock, the Company's President and Chief Operating Officer, Brent W. Christensen, the Company's Vice President -- Finance and Chief Financial Officer, and Pamela Diebel Grossman, the Company's Director of Administration and sister of John C. Diebel, the Company's Chairman of the Board and Chief Executive Officer. (If the 1,500,000 shares owned by the ESOP were included in the holdings of Ms. Grossman, she would be deemed to beneficially own 1,500,000 shares, or 19.0%.) Mr. Murdock and Ms. Grossman are not participants in the ESOP. Each of the members of the ESOP Committee, other than as a participant with respect to Mr. Christensen, disclaims beneficial ownership of any of the shares owned by the ESOP. The Trustee's address is 707 Wilshire Boulevard, Los Angeles, California 90017.

(5) Does not include 1,500,000 shares held by the ESOP. Messrs. Murdock and Christensen are members of the ESOP Committee and, other than as a participant with respect to Mr. Christensen, each disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,500,000 shares owned by the ESOP were included, all directors and officers as a group would be deemed to beneficially own 4,000,000 shares, or 50.8%.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer and all executive officers of the Company who were serving as executive officers during the fiscal year ended February 28, 1997 and who earned over $100,000 in compensation during such period (together with the Company's Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION(1)
                                                 ----------------------------   ALL OTHER
                                                         SALARY       BONUS    COMPENSATION(2)
                       NAME                      YEAR      ($)          $          ($)
    -------------------------------------------  ----    -------     --------  ------------
    John C. Diebel.............................  1997    402,000(3)   173,400      2,100
      Chairman of the Board
      and Chief Executive Officer
    Steven G. Murdock..........................  1997    226,000      103,700         --
      President and Chief
      Operating Officer
    Joseph A. Gordon, Jr.......................  1997    137,000       22,780      1,300
      Senior Vice President of
      North American Sales

---------------

(1) The aggregate amount of perquisites and other personal benefits, securities or property paid to each of the Named Executive Officers during fiscal 1997 did not exceed the lesser of 10% of such officer's total annual salary and bonus for fiscal 1997 or $50,000. Therefore, any such amounts are not included in the table.

(2) Contribution by the Company in the name of the individual under the Company's 401(k) Plan.

(3) Mr. Diebel's annual base salary for fiscal 1998 will be $295,000 and he will be eligible for a bonus to be determined by the Compensation Committee. See "Report of the Compensation Committee."

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Timothy C. McQuay and Harry L. Casari. Neither Mr. McQuay nor Mr. Casari is an officer or employee of the Company. The Company did not have a Compensation Committee prior to its initial public offering completed on April 14, 1997. Prior to the completion of the Company's initial public offering, all matters concerning executive officer compensation were addressed by the entire Board of Directors.

     Crowell, Weedon & Co., one of the Representatives of the Underwriters in the Company's initial public offering, provided certain financial advisory services to the Company in connection with the recapitalization of the Company during fiscal 1997. Timothy C. McQuay, a director of the Company, is a partner with Crowell, Weedon & Co. The aggregate compensation for such advisory services was approximately $300,000. In addition, Crowell, Weedon & Co. received customary compensation for its services as an Underwriter in connection with the Company's initial public offering. Such compensation was approximately $190,000.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

     As members of the Compensation Committee, it is our duty to administer the Company's overall compensation program for its senior management. The Compensation Committee oversees the administration of the Meade Instruments Corp. 1997 Stock Incentive Plan. In addition, the Compensation Committee establishes the compensation of the Chief Executive Officer and evaluates the performance of such individual. The Compensation Committee is comprised entirely of non-employee directors.

     The primary philosophy of the Company regarding compensation is to offer a program which rewards each of the members of senior management commensurately with the Company's overall growth and financial performance, including each person's individual performance during the previous fiscal year. The Company's compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

     The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the financial success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

     The Compensation Committee evaluates the total compensation for the Company's Chief Executive Officer, Mr. John C. Diebel, and certain other members of senior management in light of information collected by the Compensation Committee regarding the compensation practices of similar companies. The Compensation Committee considers various indicators of success on both a corporate and an individual level in determining the overall compensation package for Mr. Diebel and other members of senior management. The Compensation Committee considers such corporate performance measures as revenue, operating income and earnings per share in its calculation of Mr. Diebel's compensation.

     The Company's annual compensation package for Mr. Diebel and the other members of senior management will typically consist of: (a) salary, (b) annual cash incentive or bonus and (c) long-term incentive or non-cash awards, primarily stock options.

     Mr. Diebel's base salary for the 1997 fiscal year was based on his employment agreement with the Company (the "Employment Agreement"), pursuant to which he serves as Chairman of the Board and Chief Executive Officer. The Employment Agreement established Mr. Diebel's minimum annual base salary at $400,000 per year, subject to annual increases at the discretion of the Board of Directors of not less than the annual increase in the consumer price index. Mr. Diebel's base salary for fiscal 1998 was adjusted to $295,000, and he will be eligible for a bonus to be determined by the Compensation Committee.

     During the 1997 fiscal year, Mr. Diebel received a cash bonus of $173,400 which was determined to be appropriate by the Board of Directors given Mr. Diebel's contribution in connection with the Company's growth and the ESOP recapitalization.

     The Company will also provide compensation in the future to certain members of its management under the Company's 1997 Stock Incentive Plan (the "Plan"). The Plan was approved by stockholders in February 1997 prior to the Company's initial public offering. The Plan provides the Company with the ability to periodically reward key employees with options to purchase shares of the Company's Common Stock. These long-term incentives are designed to couple the interests of key employees with those of the stockholders of the Company. Stock option grants provide an incentive that focuses the individual's attention on managing the Company from the perspective of an owner, with an equity stake in the business. The value of stock options is tied to the future performance of the Company's Common Stock and provides value to the recipient only when the price of the Company's Common Stock increases above the option grant price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure which includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives.

     The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          THE COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Timothy C. McQuay
                                          Harry L. Casari












     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING COMPENSATION SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

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

                               PERFORMANCE GRAPH

     The Company completed the initial public offering of its Common Stock on April 14, 1997. Prior to that date, no securities of the Company were registered under Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended. Accordingly, no Performance Graph for the fiscal year ended February 28, 1997 or for any prior period has been included herein.

                             EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. John C. Diebel, Steven
G. Murdock and Joseph A. Gordon, Jr. (the "Senior Management"). Each of the employment agreements has a term of one year which is automatically extended on a daily basis such that the remaining term of the agreement shall at all times be one full year. The agreements provide for the payment of an annual base salary of $400,000 to Mr. Diebel, $225,000 to Mr. Murdock and $125,000 to Mr. Gordon. The fiscal 1998 annual base salary for Mr. Diebel has been reduced to $295,000, and he will be eligible for a bonus to be determined by the Compensation Committee. The fiscal 1998 annual base salary for Mr. Gordon has been increased to $175,000. Annual base salaries will be reviewed annually by the Company's Compensation Committee. The Senior Management is also entitled to participate in and be covered by all health, insurance, pension and other employee plans and benefits currently established for the employees of the Company. In addition, the agreements provide the Senior Management vacation benefits of three weeks per year and reimbursement of all business expenses. If the Company terminates a Senior Management member's employment without cause or as a result of a disability, or if a Senior Management member terminates his employment under certain circumstances set forth in the agreements, then the member of Senior Management shall be entitled to continuation of employee benefits and salary continuation for a period equal to the remainder of the term of his agreement. In addition, Senior Management may not compete with the Company or solicit its customers, employees, agents or independent contractors during the term of the agreement. The Company does not currently have a formal bonus plan for its executive officers, however, the Company intends to adopt such a plan during the 1998 fiscal year.

                              CERTAIN TRANSACTIONS

     On April 23, 1996, pursuant to an Exchange Agreement among the Company and Messrs. John C. Diebel, Steven G. Murdock, Joseph A. Gordon, Jr., and Ronald Ezra (collectively, the "Stockholders"), the Stockholders exchanged their shares of Common Stock for 2,571,361 shares of Series A Common Stock and 1,500,000 shares of Series B Common Stock in order to facilitate their sales of Series B Common Stock to the ESOP. Immediately following such exchange, under the Meade Redemption Agreement, among the Stockholders and the Company, the Company repurchased in the aggregate 71,361 shares of Series A Common Stock from the Stockholders, at the price of $3.50 per share (an aggregate purchase price of $250,000), the fair value as determined by the Company after consultation with the independent appraisal firm engaged to value the Series B Common Stock in connection with the recapitalization of the Company. Such repurchase was requested by the Stockholders to provide them with liquidity.

     On April 23, 1996, the Company loaned the ESOP $11.0 million, which funds were used by the ESOP to purchase a total of 1,500,000 shares of Series B Common Stock from the Stockholders, at a price of $7.33 per share (an aggregate purchase price of $11.0 million). This price was the fair market value of the Series B Common Stock as determined by an independent appraisal firm which acted as advisor to the ESOP. This transaction was structured in a manner intended to permit any of the Stockholders who so elected to receive tax deferred treatment on any gain from the sale under Section 1042 of the Code. The ESOP loan has a ten-year term and bears interest at the rate of 6.0% per annum. Principal and interest are due semi-annually, subject to the Company's making contributions to the ESOP to fund the principal and interest payments.

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

     In connection with the purchase of the Company by the Stockholders in 1991, the Stockholders loaned $500,000 in the aggregate to the Company under subordinated notes maturing on February 28, 1996 or in March 1996 at an interest rate per annum equal to the "base" rate publicly announced by The First National Bank of Boston plus 2.0%. In addition, Mr. Diebel loaned $1.5 million to the Company on July 8, 1993 for a term of one year which was then extended for additional one-year periods on each of July 8, 1994 and July 8, 1995 at an interest rate equal to 10.0% per annum. The proceeds from the foregoing notes were used for working capital and repayment of other indebtedness of the Company. On April 23, 1996, the Company repaid these subordinated notes, together with all interest thereon.

     Under Incentive Compensation Agreements ("Incentive Agreements"), between the Company and each of Mr. Robert Wood and Mr. Brent W. Christensen, each of Messrs. Wood and Christensen was entitled to a bonus payment from the Company in the event of certain change-in-control transactions. Pursuant to Settlement Agreements, dated April 22, 1996, the Company paid each of Mr. Wood and Mr. Christensen a $150,000 bonus payment in exchange for termination of any future rights under the Incentive Agreements. No payment was due under the Incentive Agreements in connection with the ESOP transaction and resulting recapitalization.

     As set forth in a Securities Purchase Agreement, dated April 23, 1996, certain members of the Company's senior management received one-time contractual bonuses in an aggregate amount of $340,000. Of such amount, the Named Executive Officers received an aggregate of $299,880 and a key employee, Ronald Ezra, received $40,120.

     Crowell, Weedon & Co., one of the Representatives of the Underwriters of the Company's initial public offering, provided certain financial advisory services to the Company in connection with the recapitalization of the Company during fiscal 1997. Timothy C. McQuay, a director of the Company, is a partner with Crowell, Weedon & Co. The aggregate compensation for such advisory services was approximately $300,000. In addition, Crowell, Weedon & Co. received customary compensation for its services as an Underwriter in connection with the Company's initial public offering. Such compensation was approximately $190,000.

                                 BENEFIT PLANS

     Employee Stock Ownership Plan. The Board of Directors adopted the ESOP effective March 1, 1996. The purpose of the ESOP is to enable participating employees to share in the growth and prosperity of the Company and to provide an opportunity for participating employees to accumulate capital for their future economic advantage by receiving beneficial ownership of the Company's stock in proportion to their relative compensation. The ESOP is intended to be a stock bonus plan that is qualified under Section 401(a) of the Code. Except for certain officers of the Company and their families, all employees who have completed at least 1,000 hours of service on an annual basis are eligible to participate in the ESOP. Generally, a participant becomes fully vested in contributions to the ESOP upon completion of five years of service with the Company or its affiliates (including service prior to the adoption of the ESOP).

     Distributions from the ESOP are generally made to participants only following termination of employment. Shares of Common Stock allocated to participants' accounts are voted in the manner directed by such participants, and the ESOP Committee directs the voting of unallocated shares and shares for which participants do not provide voting instructions.

     1997 Stock Incentive Plan. In February 1997, the Company and its stockholders adopted the Company's 1997 Stock Incentive Plan (the "Plan"). The Plan provides a means to attract and retain key employees (including officers, whether or not directors) of the Company and its subsidiaries and to promote the success of the Company.

     Under the Plan, awards consist of any combination of stock options (incentive or nonqualified), restricted stock, stock appreciation rights ("SARs") and performance share awards. The number of

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

shares of Common Stock that may be issued under the Plan is 750,000. Awards under the Plan may be made to any officer or key employee of the Company and to consultants to the Company whether or not such consultants are employees. Participants in the Plan are selected by the Compensation Committee. The Compensation Committee is selected by the Board of Directors and is empowered to determine the terms and conditions of each award made under the Plan.

     The Plan also provides for the automatic granting of stock options to non-employee directors. Each time a new non-employee director is elected, a stock option to purchase 5,000 shares of Common Stock will be automatically granted to such non-employee director at the then fair market value of the Common Stock. In addition, non-employee directors will receive an additional grant of 5,000 options on the date of each annual meeting of stockholders (commencing in 1998) preceding a year in which such director will continue in office. All options granted to non-employee directors will be non-qualified stock options. The option exercise price will be the fair market value of the Common Stock as of the date of the grant.

     On March 9, 1997, the Board of Directors of the Company granted, subject to completion of the Company's initial public offering, stock options to purchase 230,000 shares of Common Stock (the "Options") to nine of the Company's employees. The exercise price of the Options was equal to the initial public offering price. The Options shall vest as follows: twenty-five percent (25%) of each stock option grant shall vest on March 9, 1998, and the remainder shall vest monthly in substantially equal monthly installments over the succeeding thirty-six months. Mr. Joseph A. Gordon, Jr., Senior Vice President of North American Sales, was granted 100,000 of the Options, and Mr. Brent W. Christensen, Vice President -- Finance and Chief Financial Officer was granted 25,000 of the Options. No other executive officer was granted stock options.

     401(k) Plan. The Company maintains a 401(k) Plan which is qualified under
Section 401(k) of the Code for all employees of the Company who have completed at least one year of service with the Company and are at least 21 years of age. The 401(k) Plan is designed for all eligible employees to save for retirement on a tax-deferred basis. Eligible employees may contribute up to 15% of their annual compensation up to a maximum amount allowed under the Code. The 401(k) Plan previously included an employer match provision. The employer match vests at 20% per year. The 401(k) Plan does not currently include any employer match provision.

        COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
                1934, AS AMENDED, BY CERTAIN COMPANY AFFILIATES

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, officers, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file. According to the records of the Company, all filings required under Section 16(a) were made on a timely basis.

                                 ANNUAL REPORT

     A copy of the Company's annual report, which contains the Company's Form 10-K for the year ended February 28, 1997, but excludes exhibits, has been mailed to stockholders separately or will accompany this proxy statement. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to Brent W. Christensen, Vice President -- Finance and Chief Financial Officer, c/o Meade Instruments Corp., 16542 Millikan Avenue, Irvine, California 92606.

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

                           PROPOSALS OF STOCKHOLDERS

     For stockholder proposals to be considered for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than March 4, 1998.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors

                                          SIGNATURE
                                          Brent W. Christensen
                                          Vice President -- Finance and
                                          Chief Financial Officer

Irvine, California
July 2, 1997

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

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

                            MEADE INSTRUMENTS CORP.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints John C. Diebel and Brent W. Christensen, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Meade Instruments Corp. (the "Company") held of record by the undersigned as of June 23, 1997, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614, beginning at 9:30 a.m., local time, on Thursday, July 31, 1997, and at any adjournment thereof, upon the following matters:

(1) ELECTION OF DIRECTORS

    [ ] FOR the nominees listed below      [ ] WITHHOLD AUTHORITY to vote for the nominee(s) listed below

  John C. Diebel  Steven G. Murdock  Joseph A. Gordon, Jr.  Timothy C. McQuay
                                Harry L. Casari

--------------------------------------------------------------------------------

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

(2) OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL (1) ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

                                                       Dated              , 1997
                                                             -------------

                                                       -------------------------
                                                            Signature(s) of
                                                            stockholder(s)

                                                       (Your signature(s) should
                                                       conform to your name(s)
                                                       as printed hereon.
                                                       Co-owners should all
                                                       sign.)